UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  April 5, 2006

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                        STANDARD MICROSYSTEMS CORPORATION
               (Exact name of Company as specified in its charter)

          DELAWARE                       0-7422                 11-2234952
(State or other jurisdiction of     (Commission File       (I.R.S. Employer
 incorporation)                      Number)                Identification No.)

                  80 Arkay Drive, Hauppauge, New York     11788
               (Address of principal executive offices) (Zip Code)

                                 (631) 435-6000
               (Company's telephone number, including area code)

N/A (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.


Fiscal Year 2007 Executive Bonus Plan Participation Levels and Metrics

On April 5, 2006 the Compensation Committee of the Board of Directors (the "Committee") and the Board of Directors (the "Board") of the Registrant approved the Registrant's Management Incentive Plan ("MIP") for fiscal year 2007. As part of this process the Committee and the Board approved target bonus amounts for the Chief Executive Officer and other executive officers expected to be named in the Registrant's proxy statement for its 2006 annual meeting of stockholders (collectively the "NEOs") scheduled to take place on July 11, 2006. Expressed as a percentage of salary, the target bonuses available to be earned by the NEOs range from 50% to 140% of base salary. The Committee also approved the performance metrics that will be used to determine the amount of fiscal year 2007 bonus awards for the NEOs and other executive officers under the MIP.

Under the terms of the MIP, one third of an employee's bonus is based on achieving a revenue objective, and one third is based on achieving a net income objective. In calculating these measurers, the Committee includes those items that it believes reflect the operating performance of the Company. Thus, the MIP does not require these measures to be GAAP financial measures. If a minimum threshold level less than the objective is achieved, bonuses will be awarded at 60% of the target amount and prorated for results between the minimum threshold and the objective. The remaining one third of the bonus is based on certain strategic goals that will be defined by the Committee and are expected to be submitted for approval to the Board at its July 2006 meeting. Participants in the MIP can have their bonus under each of the revenue and net income components increased by an additional 20% of the bonus target if a certain upside performance is achieved. The bonus will be prorated for results between the objective and the upside performance. Bonus targets for product line personnel are treated in a slightly different manner. Product line personnel will have two thirds of the revenue and net income portions of their goals replaced by objectives more focused on their product line responsibilities as established by the Chief Executive Officer. No product line personnel are currently executive officers.

The portion of the bonus relating to revenue and net income objectives, excluding any increase due to exceeding the objective, are to be paid 75% in restricted stock and 25% in cash. Restricted stock awards vest 25% after each of the first two years after the date of the grant and the remaining 50% after the third year from the date of the grant. The restricted stock will be earned quarterly based on fiscal year-to-date achievement. The restricted stock portion of this bonus is adjusted for final full year-end results so that if the quarterly bonuses are not earned for failure to meet quarterly objectives, but the yearly objective is met, then the full restricted stock award will be made at year-end. The cash portion will be paid out after the end of the fiscal year based on full year results. The strategic portion of the bonus and any increase due to exceeding objectives are paid in cash after the end of the fiscal year. All restricted stock awards under the MIP are approved by the Committee.

Bonus to Mr. Andrew Caggia

On April 5, 2006 the Committee and the Board of Directors unanimously approved a special cash bonus to Mr. Andrew Caggia, Senior Vice President and a Director, in the amount of One Hundred Twenty Five Thousand Dollars ($125,000.00), in recognition of his extraordinary efforts during fiscal year 2006, including serving as interim Chief Financial Officer during the period from June to October 2005, and supporting the smooth transition to the new Chief Financial Officer, Mr. David Smith, thereafter.


Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.


(b) On April 5, 2006, Dr. Robert M. Brill indicated that he would not stand for re-election as a director at the Company's next annual meeting of stockholders. The Company currently has seven directors elected in three separate classes to three year terms, with the class subject to re-election at the 2006 annual meeting of stockholders having two directors; the class subject to re-election at the 2007 annual meeting of stockholders having three directors; and the class subject to re-election at the 2008 annual meeting of stockholders having two directors.

Also on April 5, 2006, Mr. Andrew Caggia indicated that, with the Board's approval, he would resign as a director effective on the date of the 2006 annual meeting of stockholders to run as a nominee to fill the vacancy created by Dr. Brill's decision. Mr. Caggia's term as a director would otherwise have run until the 2007 annual meeting of stockholders. If Mr. Caggia did not resign and run for election in July 2006, then the aforementioned class to be elected at the 2006 annual meeting of stockholders would only have one director. Therefore, on April 5, 2006, the Board voted to nominate Mr. Caggia and Mr. James Donahue for re-election as directors in the annual meeting of stockholders for 2006, so that if elected, the Board would have 6 directors equally divided into three classes of two directors each.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        STANDARD MICROSYSTEMS CORPORATION

                                    (Company)



Date:  April 7, 2006                     By:   /s/ DAVID S. SMITH
                                             ---------------------------------
                                             David S. Smith
                                             Senior Vice President and
                                             Chief Financial Officer
                                             (Principal Financial Officer)


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